Exhibit 10.1
Cooper US, Inc.
Executive Stock Incentive Agreement
     This Agreement is made as of the 14th day of February 2010 between Cooper US, Inc., a Delaware corporation, having its principal place of business in Houston, Texas (the “Company”) and                      an Executive of the Company or an Affiliate of the Company (“Executive”). All capitalized terms used in this Agreement are as defined in the Cooper Industries plc Amended and Restated Stock Incentive Plan (the “Plan”), unless otherwise defined in this Agreement.
1.	Performance Share Award
          (a) Performance Period. For purposes of this Agreement, the “Performance Period” shall be January 1, 2010 to December 31, 2012.
          (b) 2010-2012 Performance Share Grant. Pursuant to Section IX of the Plan and subject to Paragraph 8 of this Agreement, the Company hereby grants to the Executive, as of the date hereof, an award of Performance Shares that may be earned based on the financial performance of the Company’s parent, Cooper Industries plc (“CBE”), during the Performance Period, subject to the restrictions and conditions set forth in this Agreement (“Performance Share Grant”). The Management Development and Compensation Committee of CBE’s Board of Directors (the “Committee”) has established Performance Goals such that if CBE achieves a cumulative annual growth rate of earnings per share (“EPS”) for the Performance Period of six percent (6%) or greater, or net income converted to free cash flow (cash conversion) of 80% or greater, the Executive would earn Performance Shares in accordance with the Performance Award Table. Such Performance Shares earned based on EPS and cash conversion performance shall be subject to an adjustment of plus ten percent (+10%), minus ten percent (-10%), or zero (0) based on the Company’s total shareholder return (“TSR”) performance over the Performance Period against the Peer Group of 15 companies listed in Cooper’s 2009 Annual Report.

Performance Award Table							TSR Modifier
Cumulative	2010-2012 EPS			2010-2012 Cash Conversion
EPS and		Fully Diluted	Award		Award
Cash		Cumulative	Opportunity		Opportunity	Performance	2010-2012
Conversion	Annual EPS	EPS Over Perf	(% of Total	Cumulative	(% of Total	Shares That	TSR Rank	Performance
Performance	Growth Rate	Period	Share	Cash	Share	May Be	Among Peer	Share Award
Level	(Compounded)	(Base: $2.52)	Opportunity)*	Conversion	Opportunity)*	Earned	Group	Adjustment
Threshold	6%	$8.50	12.5%	80%	12.5%		Bottom Third	-10%
Good	8%	$8.84	25.0%	90%	25.0%		Middle Third	0%
Target	10%	$9.18	37.5%	100%	37.5%		Top Third	+10%
Maximum	12%	$9.52	50.0%	110%	50.0%

*	Award Opportunity shall be prorated for results that fall between designated performance levels. For example, an annual EPS growth rate of 7.2% would result in an Award Opportunity of 20.0%.
     At the end of the Performance Period, the Committee shall determine performance results relative to each Performance Goal, and the number of Performance Shares, if any, earned by the Executive. The number of Performance Shares earned, if any, is subject to adjustment based on the TSR rank achieved by Cooper relative to the designated Peer Group for the Performance Period. Except for shares withheld by the Company as provided in Paragraph 4, the Company shall then cause its parent, CBE, to issue book entry shares in the Executive’s name for the number of shares of Common Stock equal to the Performance Shares earned by the Executive on or before March 15, 2013.
     2. Dividends. Upon distribution of earned Performance Shares, including adjustments, if any, in the number of shares earned based on application of the TSR modifier, to Executive, the Company shall pay to the Executive in cash an amount equal to the aggregate amount of cash dividends that the Executive would have received had the Executive been the owner of record of all such earned Performance Shares, including shares withheld as provided under Paragraph 4, if any, from the effective date of this Agreement to the date of distribution.
     3. Restrictions and Limitations. The Executive hereby accepts the Performance Share Grant and agrees to the following restrictions and conditions.

          (a) Forfeiture. Except as provided in (b) below, if the Executive’s active employment with the Company terminates for any reason prior to the date on which the Committee meets in February 2013, all earned and unearned Performance Shares granted under this Agreement shall be forfeited by the Executive and this Performance Share Grant shall be null and void.
          (b) Termination Upon Death or Disability.
     (i) In the event of the Executive’s death or permanent and total disability under Cooper’s Group Long-Term Disability Benefit Plan (or such other disability program or plan in which the Executive participates) on or before December 31, 2010, the Executive or his heirs or beneficiaries shall receive one-third (1/3) of the Performance Shares which would have been earned by the Executive under this Agreement had he or she remained actively employed throughout the Performance Period.
     (ii) In the event of the Executive’s death or permanent and total disability under Cooper’s Group Long-Term Disability Benefit Plan (or such other disability program or plan in which the Executive participates) after December 31, 2010 and prior to the date the Committee meets in February 2013, the Executive or his heirs or beneficiaries shall receive a pro-rata share of the Performance Shares which would have been earned by the Executive under this Agreement had he or she remained actively employed throughout the Performance Period. In determining the pro-rata Performance Shares for which the Executive or his heirs or beneficiaries may be eligible, the Company will multiply the total Performance Shares earned during the Performance Period by a fraction the numerator of which is the number of full months in the Performance Period during which Executive was actively employed and the denominator is thirty-six (36).
     (iii) Any Performance Shares earned and awarded under this Paragraph 3(b) shall be approved by the Committee and distributed after the end of the Performance Period and on or before March 15, 2013.

          (c) Limitations on Transferability. The Executive shall not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of this Performance Share Grant prior to the conclusion of the Performance Period and distribution of earned Performance Shares in accordance with Paragraph 1 of this Agreement.
     4. Tax. Upon the issuance of Common Shares to the Executive for Performance Shares earned under this Agreement, the Executive shall pay the Company any taxes required to be withheld by reason of the receipt of compensation resulting from the issuance of such Common Shares. In lieu thereof, the Company shall have the right to retain, or the Executive may direct the Company to retain, a sufficient number of Common Shares to satisfy the Company’s withholding obligations, provided the value of the Common Shares used to satisfy the withholding obligations does not exceed the minimum required tax withholding for the transaction. The value of any Common Shares used to satisfy the tax withholding requirement shall be determined by the closing price of the Common Shares on the New York Stock Exchange on the date the restrictions lapse (or if shares are not traded on the Exchange on such date, then on the immediately preceding trading date).
     5. Election to Defer Shares. The Committee has determined that the Executive may elect to defer the issuance and receipt of Common Shares for all or any portion of the Performance Shares earned under this Agreement until a specific time or event specified by the Executive at the time of the election to defer. A deferral election by the Executive hereunder: must be made in writing to the Company on or before December 31, 2011; shall specify the percentage of Performance Shares earned, if any, to be deferred; shall specify the time and form of distribution of deferred shares and credited dividend equivalents; and shall be irrevocable. Where an election to defer is in place, the Company shall establish and credit the deferred shares to an account maintained on behalf of such Executive (the “Executive Deferred Account”). The Executive Deferred Account shall also be credited with all dividends or other distributions that the Executive would have received had he or she been the owner of record of such deferred shares during the deferral period. Dividends credited to the Executive Deferred Account shall bear interest equal to the average quarterly prime rate of interest charged by J.P.Morgan Chase

Bank. Until the deferred shares are issued to the Executive, the Executive shall have no other rights as a shareholder of Cooper Industries plc with respect to such deferred shares.
     6. Change in Control. In the event of a Change in Control, the Performance Share Grant shall be deemed earned at the Target level, all restrictions on those Performance Shares shall immediately lapse and distribution of the Target level of Performance Shares shall be governed by the terms of the Plan.
     7. Consideration. The parties agree that the consideration for any issuance of Common Shares for Performance Shares earned hereunder shall be past services by the Executive having a value not less than the par value of such Common Shares.
     8. Cooper Industries plc Amended and Restated Stock Incentive Plan (the “Plan”). If Executive is employed in the United States or paid on a United States payroll, then in order to be eligible to earn the Performance Share award granted hereunder, the Executive shall execute the Executive Employment Agreement which is incorporated herein by reference, in which the Executive agrees to the terms and conditions set forth in the Executive Employment Agreement. If the Executive fails to execute the Executive Employment Agreement for any reason, the Executive will forfeit all Performance Shares granted to the Executive under the Plan on the date hereof. The Executive may request a copy of the Plan, which is incorporated by reference into this Agreement, by contacting the Corporate Secretary’s Department. The Executive agrees that this Award shall be subject to all of the terms and provisions of the Plan.

     9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Executive.
     IN WITNESS THEREOF, the parties have executed this Agreement as of the date first written above.

COOPER US, INC.

James P. Williams
Senior Vice President, Human Resources

EXECUTIVE

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